Exhibit 99.1

22nd Century Hires Former BAT Head of Plant Biotechnology

Juan Sanchez Tamburrino, Ph.D., will take over for retiring Michael R. Moynihan, Ph.D.

December 4, 2017

Clarence, New York – 22nd Century Group, Inc. (NYSE American:  XXII), a plant biotechnology company focused on tobacco harm reduction and hemp/cannabis research, announced today the hiring of Juan Sanchez Tamburrino, Ph.D., as the Company’s Vice President of Research and Development. Dr. Tamburrino was previously the head of the Plant Biotechnology Division of British American Tobacco (NYSE: BTI).

Dr. Tamburrino earned his Ph.D. degree in molecular biology and genetics at the Weill Cornell Graduate School of Medical Sciences at Cornell University, a partnership program with the Sloan Kettering Cancer Research Institute. After completing six years of post-doctoral research in plant biology at the Rockefeller University in New York, Dr. Tamburrino served as an Associate Professor at Universidad Tarapacá in Chile before becoming the Research Manager at Pioneer Hi-Bred International (a DuPont company now known as DuPont Pioneer).

In 2009, Dr. Tamburrino was appointed the head of the Plant Biotechnology Division of British American Tobacco (BAT) in Cambridge, England. In this capacity, Dr. Tamburrino was responsible for biotechnology strategy related to tobacco leaf. Dr. Tamburrino established BAT’s molecular breeding and GMO programs and developed the world’s most complete tobacco genome sequence. Dr. Tamburrino’s industry experience includes extensive work in toxicant reduction strategies for tobacco, as well as gene mutation technologies and methods for agronomic trait improvements for a variety of commercial plants. Dr. Tamburrino also directed BAT’s international intellectual property strategies for leaf tobacco.

At 22nd Century, Dr. Tamburrino will assume the role of Vice President of Research and Development upon the retirement, at the end of this month, of Dr. Michael Moynihan. Dr. Moynihan has served as a key member of the 22nd Century management team for more than ten years and was responsible for overseeing the development of the nicotine technology that serves as the foundation for 22nd Century’s Very Low Nicotine and High Nicotine tobaccos. Having led the Company’s research and development group, regulatory affairs initiatives, plant breeding programs, and aggressive growth of 22nd Century’s intellectual property portfolio, Dr. Moynihan’s work has been instrumental in establishing 22nd Century as a leader in tobacco harm reduction. After his retirement, Dr. Moynihan will continue to support the Company as a consultant working on 22nd Century proprietary tobaccos for international markets and on other special projects.

“Not only did Mike Moynihan spearhead the development of what is arguably the most exciting Modified Risk Tobacco Product candidate in the tobacco industry, he also – through his extensive relationships in the scientific community – led us to Dr. Tamburrino,” explained Henry Sicignano, III, President and CEO of 22nd Century Group. “Mike Moynihan has been a foundational part of the team at 22nd Century; though we will miss him, I am very pleased that Mike will continue to support the Company’s important work, even as he enjoys his well-earned retirement.”

“Dr. Tamburrino’s professional background and experience in the tobacco industry make him an invaluable addition to 22nd Century’s R&D team,” explained James Swauger, Ph.D., Senior Vice President of Science and Regulatory Affairs at 22nd Century Group. “We look forward to the fresh perspective and new energy that Dr. Tamburrino will bring to the Company’s on-going research efforts.”

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company focused on genetic engineering and plant breeding which allows the increase or decrease of the level of nicotine in tobacco plants and the level of cannabinoids in hemp/cannabis plants. The Company’s primary mission in tobacco is to reduce the harm caused by smoking. The Company’s primary mission in hemp/cannabis is to develop proprietary hemp/cannabis strains for important new medicines and agricultural crops. Visit www.xxiicentury.com and www.botanicalgenetics.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release, including but not limited to our future revenue expectations. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 8, 2017, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact:

22nd Century Group

James Vail, Director of Communications

716-270-1523

jvail@xxiicentury.com